EXHIBIT 99.1

GIBRALTAR FINANCIAL CORPORATION

Amended and Restated 1996 Employee Stock Incentive Plan

1. Definitions: As used herein, the following definitions shall apply:

(a) “Change of Control” shall mean:

(1) The acquisition by any individual, entity or group of beneficial ownership of fifty (50) percent or more of (A) of any class of the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Corporation or any of its Subsidiaries, (B) any acquisition by an individual, entity or group of record ownership (including as trustee) or beneficial ownership (including the power to vote or the power to dispose or as beneficiary of a trust) of less than seventy-five (75) percent of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities by an individual, entity or group which was a holder of record or a beneficial owner of common stock of the Corporation as of January 1, 1999, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiaries or (D) any acquisition by any corporation with respect to which, immediately following such acquisition, more than fifty (50) percent of, respectively, the then outstanding shares of common stock of such corporation (or the ultimate parent company thereof) and the combined voting power of the then outstanding voting securities of such corporation (or the ultimate parent company thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; or

(2) Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing a “Business Combination”), in each case with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than fifty (50) percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (or the ultimate parent company thereof) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; or

(3) Consummation of a sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which immediately following such sale or other disposition, more than fifty (50) percent of, respectively, the then outstanding shares of common stock of such corporation (or the ultimate parent company thereof) and the combined voting power of the then outstanding voting securities of such corporation (or the ultimate parent company thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be; or

(4) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

The term “the sale or disposition by the Corporation of all or substantially all of the assets of the Corporation” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Corporation or of any direct or indirect Subsidiary of the Corporation (including the stock of any direct or indirect Subsidiary of the Corporation) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Corporation (as hereinafter defined). The Board of Directors, within its reasonable discretion, shall determine the fair market value of the Corporation.

(a) “Committee” shall mean a committee consisting of two or more directors appointed by the Board of Directors of the Corporation to administer the Plan or, if no such committee is appointed, the Board of Directors as a whole shall be the Committee.

(b) “Common Stock” shall mean the common stock, $.01 par value, of the Corporation.

(c) “Corporation” shall mean Gibraltar Financial Corporation, a Florida corporation, or any successor thereof.

(d) “Incentive Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and which is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The stock option agreement for an Incentive Option shall state that the option is intended to be an Incentive Option.

(e) “Nonqualified Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and is not an Incentive Stock Option whether or not intended or designated as such.

(f) “Participant” shall mean any individual designated by the Committee under Section 6, for participation in the Plan.

(g) “Permitted Shareholder” shall mean, at all times when the Corporation has made an election pursuant to Section 1362 of the Code and is an “S corporation,” a person permitted to be a shareholder of an S corporation under Section 1361(b)(1)(a) of the Code, or successor provision.

(h) “Plan” shall mean the Gibraltar Financial Corporation Amended and Restated 1996 Employee Stock Incentive Plan, as amended from time to time.

(i) “Restricted Common Stock” shall mean the Common Stock which is subject to restrictions on transfer, forfeiture and such other terms and conditions as provided for by this Plan or any written agreement executed between the Corporation and a Participant pursuant to this Plan.

(j) “Restricted Stock Award” shall mean a grant of Restricted Common.

(k) “Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement, dated as of July 1, 1998, among the Corporation and its shareholders, as modified or amended from time to time.

(l) “Subsidiary” shall mean any corporation in which the Corporation owns, directly or indirectly, stock possessing more than twenty-five percent of the combined voting power of all classes of stock, provided, however, that an Incentive Option may be granted to an employee of a Subsidiary only if the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of the Subsidiary.

2. Purpose of Plan: The purpose of the Plan is to provide key employees (including officers and directors who are also key employees) of the Corporation and its Subsidiaries with compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of the key employees with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining key employees.

3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock options or awarded Restricted Common Stock, the amount of stock to be optioned or awarded to each such person, and the terms and conditions of any stock option or Restricted Common Stock. The Committee may delegate to the Chief Executive Officer and/or the Chief Financial Officer of the Corporation such administrative duties under the Plan as may permissibly be delegated under applicable laws and regulations, as well as the authority to determine, from those persons who are eligible to be Participants under the Plan, the persons to be granted stock options or awarded Restricted Common Stock, the amount of stock to be optioned or awarded to each such person, and the terms and conditions of any stock options or Restricted Common Stock. Such delegation, if made by the Committee, may be made subject to the conditions and limitations adopted by the Committee from time to time. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. Acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee (unanimous written consent if required by law), shall be the acts of the Committee.

4. Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option or Restricted Common Stock granted or awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board of Directors of the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty days after receipt of notice of institution of any such action, suit or proceeding a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

5. Maximum Number of Shares Subject to Plan: The maximum number of shares of Common Stock which may be issued pursuant to Restricted Common Stock awards or with respect to which stock options may be granted under the Plan shall be 162,500 shares. Shares of Common Stock shall be made available for issuance pursuant to the Plan from either authorized but unissued shares or by private purchase. Any shares of Common Stock with respect to which stock options have expired or terminated for any reason other than the exercise of such stock options, and the number of shares of Common Stock covered by a Restricted Common Stock award which are forfeited back to the Corporation, shall again be available for issuance pursuant to the Plan, at the election of the Committee from time to time.

The number of shares of Common Stock subject to each outstanding stock option or Restricted Stock Award, the option price with respect to outstanding stock options, and the aggregate number of shares available at any time under the Plan, shall be subject to such adjustment as the Committee, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding stock option or Restricted Stock Award.

6. Participants: The Committee shall determine and designate from time to time, in its sole discretion, those key employees (including officers and directors who are also key employees) of the Corporation or any Subsidiary to whom stock options or Restricted Common Stock are to be granted or awarded and who thereby become Participants under the Plan; provided, however, that Incentive Options may be granted to (i) key employees of a Subsidiary only if the Corporation owns, directly or indirectly, fifty (50) percent or more of the total combined voting power of all classes of stock of the Subsidiary; and (ii) in all circumstances, only to key employees eligible to receive Incentive Options pursuant to Section 422 of the Code.

7. Written Agreement: Each stock option granted or Restricted Stock Award shall be evidenced by a written agreement between the Corporation and the Participant and shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

8. Allotment of Shares: The Committee shall determine and fix the number of shares of stock with respect to which each Participant may be granted stock options and the number of shares of Restricted Common Stock which each Participant may be awarded; provided, however, that no Incentive Option may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the option is granted, of underlying Common Stock with respect to which Incentive Options are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or subsidiary corporation of the Corporation) exceeding $100,000.

9. Stock Options: Subject to the terms of the Plan, the Committee may grant to Participants either Incentive Options, Nonqualified Options or any combination thereof. Each option granted under the Plan shall designate whether the option is an Incentive Option, the number of shares covered thereby, if any, with respect to which the option is a Nonqualified Option, and the number of shares covered thereby, if any. A stock option which does not meet the requirements for an Incentive Option, whether designated as such or not, shall be a Nonqualified Option.

10. Stock Option Exercise Price: Subject to the provisions set forth in this Section 10, at the time any stock option is granted, the Committee shall establish the price per share for which the shares covered by the option may be purchased. With respect to an Incentive Option, such option exercise price, per share, shall not be less than one hundred (100) percent of the fair market value of a share of Common Stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than ten (10) percent of the total combined voting stock of the Corporation or of any parent or subsidiary, the option exercise price, per share, shall not be less than one hundred ten (110) percent of the fair market value of a share of Common Stock on the date such option is granted. With respect to a Nonqualified Option, the option exercise price, per share, shall not be less than eighty-five (85) percent of the fair market value of a share of Common Stock on the date of the grant. Fair market value of a share shall be determined by the Committee. The option exercise price shall be subject to adjustment in accordance with the provisions of Section 5 of the Plan.

11. Payment of Stock Option Exercise Price: At the time of the exercise in whole or in part of any stock option granted hereunder, payment of the option exercise price in full in cash or, with the consent of the Committee, in Common Stock of the Corporation having a fair market value (as determined by the Committee) equal to the option exercise price, shall be made by the Participant for all shares so purchased. Such payment may also be made in such other manner as the Committee determines is appropriate, in its sole discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Section 5.

12. Granting and Exercise of Stock Options: Each stock option granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant. In addition, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

A Participant may exercise a stock option, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the shares with respect to which the stock option is exercised. Except as provided in Section 16, stock options may be exercised only while the Participant is an employee of the Corporation or a Subsidiary.

Successive stock options may be granted to the same Participant, whether or not the stock option(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option right, if then exercisable, notwithstanding that stock options previously granted to such Participant remain unexercised.

13. Non-Transferability of Stock Options: No stock option (or any interest therein) granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution (subject in any event to any restrictions on transferability applicable under this Plan, the option award agreement, the Shareholders’ Agreement or any other restrictions on transferability applicable to all shareholders), and such option shall be exercisable, during the lifetime of the Participant, only by the Participant.

14. Term of Stock Options: If not sooner terminated, each stock option granted hereunder shall expire not more than ten (10) years from the date of the granting thereof; provided, however, that with respect to an Incentive Option granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 424(d) of the Code) more than ten (10) percent of the total combined voting stock of all classes of stock of the Corporation or of any parent or subsidiary, such option right shall expire not more than five (5) years after the date of granting thereof.

15. Continuation of Employment: The Committee may require, in its discretion, that any Participant under the Plan to whom a stock option shall be granted shall agree in writing as a condition of the granting of such stock option to remain in the employ of the Corporation or a Subsidiary for a designated minimum period from the date of the granting of such stock option as shall be fixed by the Committee.

16. Termination of Employment: If the employment of a Participant by the Corporation or a Subsidiary shall be terminated, the Committee may, in its discretion, permit the exercise of stock options granted to such Participant for a period not to exceed ninety (90) days following such termination of employment (twelve (12) months if following a Change of Control, other than for Cause), unless such termination of employment is due to the Participant’s permanent disability, in which event the stock option may be permitted to be exercised for up to one (1) year following the Participants termination of employment for such reason. In no event, however, shall a stock option be exercisable subsequent to its expiration date and, furthermore, a stock option may only be exercised after termination of a Participant’s employment to the extent exercisable on the date of termination of employment or as a result of termination of employment.

17. Right of First Refusal; Other Restrictions on Acquisition and Transfer; Deposit of Share Certificates:

(a) In the event that a Participant desires to sell or in any way encumber, transfer, assign or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law, except upon death) (a “Transfer”) all or any portion of the shares of Common Stock of the Corporation that the Participant acquired pursuant to this Plan (and any shares issued or issuable with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization) (the foregoing shares, collectively, the “Acquired Shares”), the Participant shall give written notice to the Corporation (hereinafter called the “Offer to Sell”) to that effect. The Offer to Sell shall disclose in reasonable detail the proposed number of shares to be transferred, the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known). The Corporation (or its designees) shall have the first right (but shall not be obligated) to purchase all or any of the part of the Acquired Shares so offered (on the same terms and conditions) by giving written notice of acceptance (specifying the number of shares to be purchased) to the Participant within thirty (30) days after receipt of the Offer to Sell (the “Election Period”). Any such purchase by the Corporation (or its designees) shall be consummated within 60 days after the expiration of the Election Period. To the extent that the Corporation (or its designees) have not elected to purchase all of the shares being offered, the Participant may, within 90 days after the expiration of the Election Period, transfer such shares to one or more third parties at a price no less than the price per share specified in the Offer to Sell and on other terms no more favorable to the transferees thereof than offered in the Offer to Sell. Any shares not transferred within such 90-day period shall be reoffered to the Corporation under this Section 17(a) prior to any subsequent Transfer. The purchase price specified in any Offer to Sell shall be payable solely in cash at the closing of the transaction or, if and to the extent provided in the Offer to Sell, in installments over time. The rights and restrictions set forth in this subsection (a) shall be applicable in all events set forth herein, and all additional rights and restrictions, as contemplated by subsections (b) and (c) below, shall be in addition to, and not in substitution of, the provisions of this subsection (a).

(b) In its sole discretion, the Committee may impose other conditions, limitations and restrictions on the exercise of stock options, the issuance of Restricted Common Stock and/or the Transfer of all or any portion of the Acquired Shares. Such conditions, limitations and restrictions shall be set forth in or incorporated by reference into the written agreement contemplated by Section 7 of this Plan, and may be binding upon transferees of such stock options and/or shares of Common Stock.

(c) In addition to the provisions of subsections (a) and (b), (i) exercise of any option, and issuance and delivery of shares of Common Stock pursuant to a Restricted Stock Award, awarded under this Plan shall be subject to the Participant’s eligibility as a Permitted Shareholder and his or her execution and delivery of a copy of the Shareholders’ Agreement, which includes rights of first refusal, repurchase and restrictions on transfer provisions, (ii) any Transfer of Acquired Shares must comply with the terms of and is subject to the restrictions, rights of first refusal, repurchase and other rights under the Shareholders’ Agreement and (iii) if, at any time, the holders of the outstanding shares of Common Stock enter into any other agreement (a “New Shareholders Agreement”) containing conditions, limitations, restrictions, covenants, representations or other terms and provisions relating to the acquisition, ownership, voting or disposition (in any manner, voluntary or involuntary) of Common Stock, or any other matter lawful for agreement among shareholders, including but not limited to prohibitions and/or limitations on disposition and rights of first refusal (whether the same as, or different from, the rights described in subsection (a) above or in the Shareholders’ Agreement), then the exercise of stock options, the issuance and delivery of shares of Common Stock pursuant to Restricted Stock Awards, and/or the Transfer of any Acquired Shares shall be conditioned on the compliance in all respects with the terms of the New Shareholders Agreement, including execution of the New Shareholders Agreement, and all rights and benefits of a Participant, his successors and lawful assigns shall be subject to such terms and provisions as if they were fully set forth herein as of the date of adoption of this Plan.

(d) Stock certificates for shares of Common Stock issued pursuant to this Plan shall be deposited with the Corporation or its designee, together with a stock power endorsed by the Participant or other registered holder of the shares in blank, for such period as the shares are subject to a right of first refusal, a repurchase option or any other restrictions on transfer of the shares pursuant to this Plan (including the Shareholders’ Agreement) or any related agreement, as they may be amended from time to time in accordance with their terms, in order to facilitate the enforcement of such provisions by the Corporation.

18. Option to Purchase: If a Participant ceases to be employed by the Corporation or a Subsidiary for any reason other than a Change of Control, the Corporation shall have the option to purchase (and the Participant will be obligated to sell) all or any part of the Acquired Shares at a price equal to the fair market value of the stock, as shall be determined in the discretion of the Board of Directors from time to time. The repurchase option described in the immediately preceding sentence shall apply to all or any portion of the Acquired Shares and shall be exercisable by the Corporation (or its designee or designees) for a period not to exceed one hundred eighty (180) days following the date of termination of the Participant’s employment by the Corporation or a Subsidiary; provided, however, that, if such Participant’s termination of employment is voluntary, or for cause, the repurchase option shall be exercisable by the Corporation (or its designee or designees) for a period not to exceed twenty-four (24) months following the date of the Participant’s termination of employment by the Corporation or a Subsidiary. For purposes of this Section 18, if a Participant’s termination of employment by the Corporation or a Subsidiary was voluntary, or for cause, the Corporation (or its designee or designees) shall have the option of paying the repurchase price in equal installments over a period not to exceed five (5) years. Upon the registration of the shares of the Corporation’s Common Stock under the federal securities laws or upon a Change of Control the repurchase option described in this Section 18 shall terminate.

19. Change of Control: Upon a Change of Control of the Corporation, all outstanding options held by a Participant shall be immediately exercisable and remain exercisable by the Participant for one (1) year following the date of the of a Change of Control, or such longer period as is otherwise provided in accordance with the terms of this Plan (but in no event beyond the expiration date set forth in the option), in all cases subject to the provisions of Section 16 hereof.

20. Restricted Stock Awards: Subject to the terms of the Plan, the Committee may award shares of Restricted Common Stock to Participants. All shares of Restricted Common Stock granted to Participants under the Plan shall be subject to the following terms and conditions, and to such other terms and conditions as maybe prescribed by the Committee:

(a) At the time of each award of shares of Restricted Common Stock, there shall be established for the shares a restricted period, which shall be no less than six (6) months. Such restricted period may differ among Participants and from one award to another, and may have different expiration dates with respect to portions of shares covered by the same award.

(b) Shares of Restricted Common Stock awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares.

Except for such restrictions on transfer, a Participant shall have all of the rights of a stockholder in respect of shares of Restricted Common Stock awarded to him including, but not limited to, the right to receive dividends, if any, and the right to vote the shares.

(c) If a Participant ceases to be employed by the Corporation or a Subsidiary for any reason, other than death or permanent disability, all shares theretofore awarded to the Participant which are still subject to the restrictions imposed by subsection 20(a) shall upon such termination of employment be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that in the event such employment is terminated by action of the Corporation or a Subsidiary without cause or by agreement between the Corporation or a Subsidiary and the Participant, the Committee may, in its discretion, release some or all of the shares from the restrictions.

(d) If a Participant ceases to be employed by the Corporation or a Subsidiary by reason of death or permanent disability, the restrictions imposed by Section 20(b) shall lapse with respect to shares then subject to such restrictions provided in the written agreement evidencing the award of such shares.

(e) Upon a Change of Control, the restrictions imposed by Section 20(b) shall lapse with respect to the shares then subject to such restrictions provided in the written agreement evidencing the award of such shares.

(f) Subject to the requirements of Section 17(d), stock certificates shall be issued in respect of shares of Restricted Common Stock awarded hereunder and shall be registered in the name of the Participant. Such certificates shall be deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.

(g) At the expiration of the restricted period applicable to the shares, the Corporation shall deliver to the Participant or the legal representative of the Participant’s estate the stock certificates deposited with it or its designee and as to which the restricted period has expired.

21. Investment Purpose: If the Committee in its discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of Common Stock hereunder (whether by reason of the exercise of stock options or the award of restricted shares) and as a condition to the Corporation’s obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of shares of Common Stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under this Plan.

22. Rights to Continued Employment: Nothing contained in the Plan or in any stock option or Restricted Common Stock granted or awarded pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment by the Corporation or a Subsidiary as an employee nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person’s employment as an employee at any time with or without cause.

23. Withholding Payments: The Corporation’s obligation to deliver shares of Common Stock upon the exercise of a stock option or upon the award of Restricted Common Stock shall be subject to the Participant’s satisfaction of all applicable federal, state and local income tax and employment withholding obligations. Without limiting the generality of the foregoing, the Corporation and any Subsidiary shall have the right to deduct from the payments of any kind otherwise due to Participant any federal, state and local taxes of any kind required by law to be withheld with respect to any shares of Common Stock issued upon the exercise of a stock option or upon the award of Restricted Common Stock. The Participant may elect to satisfy such obligation(s), in whole or in part, by (i) delivering to the Corporation a check for the amount required to be withheld or (ii) if the Committee, in its sole discretion, approves, having the Corporation withhold shares of Common Stock having a value equal to the amount required to be withheld, as determined by the Committee.

24. Effectiveness of Plan: The Plan is effective as of the date the Board of Directors of the Corporation adopted the Plan.

25. Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated, the Plan shall terminate on the date ten (10) years after its adoption by the Board of Directors, and no stock options or Restricted Common Stock may be granted or awarded thereafter. The termination of the Plan shall not affect the validity of any stock option or Restricted Common Stock outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall, except as contemplated by Section 5, (i) increase the maximum number of shares in the aggregate that are subject to the Plan, (ii) change the class of persons who are eligible to be Participants under the Plan, or (iii) or alter or impair any stock option or Restricted Common Stock which shall have been previously granted or awarded under the Plan, without (in the case of (iii)) the consent of the holder thereof and (in the case of (i) or (ii)), such shareholder approval.

As adopted by the Board of Directors on April 18, 1996, amended effective as of that same date, amended and restated as of October 20, 1999, further amended as of April 19, 2001, and amended and restated as of July 1, 2004.

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